Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-249033) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan and 2015 Stock Incentive Plan of Graybug Vision, Inc.,

(2) Registration Statements (Forms S-8 Nos. 333-254522 and 333-263464) pertaining to the 2020 Equity Incentive Plan of Graybug Vision, Inc., and

(3) Registration Statement (Form S-8 No. 333-266980) pertaining to the Amended and Restated 2020 Equity Incentive Plan of Graybug Vision, inc.;

of our report dated March 8, 2023, with respect to the financial statements of Graybug Vision, Inc. included in this Annual Report (Form 10-K) of Graybug Vision, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Mateo, California

March 8, 2023